As filed with the Securities and Exchange Commission on December 30, 2010.
Registration No. 333-149988

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FEC RESOURCES INC.
(Exact name of registrant as specified in its charter)

Province of Alberta
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

(Address of principal executive offices)

TRACER PETROLEUM CORPORATION 2002 INCENTIVE AWARD PLAN
(full title of the plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

FEC Resources Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister all shares of the Company’s common stock, no par value (“Common Stock”), that remain unsold as of the date hereof under the Registration Statement on Form S-8 (File No. 333-97335) originally filed with the Securities and Exchange Commission on July 30, 2002 (the “Registration Statement”). The Registration Statement registered 4,000,000 shares of Common Stock (the “Registered Shares”) for sale pursuant to the Tracer Petroleum Corporation 2000 Stock Option Plan. Until July 2003, the Company was known as Tracer Petroleum Corporation.

This offering has been terminated because the Company intends to cancel its 2000 Stock Option Plan. Consequently, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities of the Company that are registered but unsold under the Registration Statement. The Company has issued none of the Registered Shares pursuant to options granted under the Plan. Of the Registered Shares, 4,000,000 shares of Common Stock have not been issued under the Plan.

The Company has terminated the Registration Statement and all offerings of its Common Stock pursuant to the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment No. 1 (as to Registration Statement No. 333-97335) pursuant to Rule 478 under the Securities Act of 1933, to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings of the Company contained in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Manila, Philippines, on June 13, 2011.

FEC RESOURCES INC.
By:	/s/ JOSE ERNESTO VILLALUNA
Jose Ernesto Villaluna
President and Chief Executive Officer